Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-254589

SUPPLEMENT TO

PROXY STATEMENT/PROSPECTUS FOR SPECIAL MEETING OF STOCKHOLDERS OF

SPARTAN ACQUISITION CORP. II

Explanatory Note:

On June 21, 2021, Spartan Acquisition Corp. II (the “Company”) filed a definitive proxy statement/prospectus (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with its Special Meeting of Stockholders (the “Special Meeting”) to be held virtually on Thursday, July 8, 2021. At the Special Meeting, the Company’s stockholders will be asked to approve the previously announced business combination contemplated by the Business Combination Agreement, dated January 23, 2021, by and among the Company, SL Invest I Inc., a Delaware corporation and wholly owned subsidiary of the Company, SL Invest II LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, SL Financial Investor I LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, SL Financial Investor II LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, SL Financial Holdings Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Spartan Sub”), SL Financial LLC, a Delaware limited liability company and wholly owned subsidiary of Spartan Sub, Sunlight Financial LLC, a Delaware limited liability company (“Sunlight”), FTV-Sunlight, Inc., a Delaware corporation, and Tiger Co-Invest B Sunlight Blocker, LLC, a Delaware limited liability company, among other proposals described in the Proxy Statement. This Supplement No. 1 to the Proxy Statement (this “Supplement No. 1”) is being filed with the SEC and is being made available to the stockholders on or about July 1, 2021, and should be read in conjunction with the Proxy Statement. Capitalized terms used in this Supplement No. 1 and not otherwise defined have the meaning given to them in the Proxy Statement.

The Company is filing this Supplement No. 1 to increase the number of shares of Class C Common Stock to be authorized by the Proposed Second A&R Charter and to be issued in connection with the Business Combination and to increase the number of shares of Class A Common Stock to be authorized by the Proposed Second A&R Charter and that may be issued, and, in connection with such increases, amends the following:

1.	Proposal No. 2A, or the Authorized Share Charter Sub-Proposal, to:

o	Increase the total number of shares of (i) Class C Common Stock, (ii) Class A Common stock, (iii) Common Stock and (iv) capital stock, par value $0.0001 per share of Sunlight Financial Holdings, in each case, to be authorized under the Proposed Second A&R Charter.

2.	Proposal No. 3, or the NYSE Proposal, to:

o	Increase the (i) shares of Class C Common Stock to be issued in connection with the Business Combination, (ii) shares of Class A Common Stock that may be issued as a result of the redemption of any Sunlight Class EX Units and a corresponding number of shares of Class C Common Stock pursuant to the Sunlight A&R LLC Agreement and (iii) the aggregate number of shares of Class A Common Stock that may be issued.

3.	Revise any references to the figures revised under 1 and 2 above and related figures referenced throughout the Proxy Statement.

Except to the extent amended, revised or updated by the information contained herein, this Supplement No. 1 does not amend, revise or update any of the other information set forth in the Proxy Statement.

Supplemental Disclosure Regarding Proposal No. 2A

Proposal No. 2A, or the Authorized Share Charter Sub-Proposal, in the Proxy Statement requests that the Company’s stockholders approve an increase in the number of authorized shares of the Company’s capital stock. The Company is increasing the number of shares of Class C Common Stock and Class A Common Stock to be authorized by the Proposed Second A&R Charter to 65,000,000 and 420,000,000, respectively, which represents an increase of (i) 20,000,000 shares of Class C Common Stock and Class A Common Stock and (ii) 40,000,000 shares of Common Stock and capital stock, par value $0.0001 per share, of the Company, in each case, to be authorized for issuance under the Proposed Second A&R Charter.

Accordingly, the text set forth under “Notice of Special Meeting of Stockholders of Spartan Acquisition Corp. II—The Charter Proposals—The Authorized Share Charter Sub-Proposal” is amended to read as follows:

“The Authorized Share Charter Sub-Proposal — To (a) increase the number of authorized shares of Spartan’s capital stock, par value $0.0001 per share (“Common Stock”), from (i) 271,000,000 shares, consisting of 270,000,000 shares of common stock, par value $0.0001 per share, including 250,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) to (ii) an aggregate of 540,000,000 shares, consisting of 505,000,000 shares of Common Stock, including 420,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock and 65,000,000 shares of Class C common stock, par value $0.0001 per share, of Sunlight Financial Holdings (“Class C Common Stock”), which will be a new class of non-economic common stock issued at the Closing, and 35,000,000 shares of Preferred Stock; and (b) specify the rights of the Class C Common Stock in order to provide for our “Up-C” structure (the “Authorized Share Charter Sub-Proposal” or “Proposal No. 2A”);”

Supplemental Disclosure Regarding Proposal No. 3

Proposal No. 3, or the NYSE Proposal, in the Proxy Statement requests that the Company’s stockholders approve the issuance of shares of Class A Common Stock and Class C Common Stock for purposes of complying with applicable listing rules of the NYSE. The Company is increasing (a) the number of shares of Class C Common Stock that may be issued in connection with the Business Combination to 65,000,000, which represents an increase of 15,000,000 shares of Class C Common Stock that may be issued in connection with the Business Combination and (b) the number of shares of Class A Common Stock that may be issued to 138,000,000, which represents an increase of 23,000,000 shares of Class A Common Stock that may be issued in connection with the Business Combination, including as a result of the redemption of any Sunlight Class EX Units and a corresponding number of shares of Class C Common Stock pursuant to the Sunlight A&R LLC Agreement.

Accordingly, the text set forth under “Notice of Special Meeting of Stockholders of Spartan Acquisition Corp. II—The NYSE Proposal” is amended to read as follows:

“The NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of up to (a) an aggregate of 138,000,000 shares of Class A Common Stock, including, without limitation, (i) in connection with the Business Combination, (ii) to the investors in the PIPE Financing, which shall occur immediately prior to or substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement, and (iii) as a result of the redemption of any Sunlight Class EX Units and a corresponding number of shares of Class C Common Stock pursuant to the Sunlight A&R LLC Agreement (including any such Sunlight Class EX Units and shares of Class C Common Stock issuable upon the exercise of a Sunlight Warrant after the Closing, which will be immediately redeemed for shares of Class A Common Stock upon such exercise, unless the exercising holder elects otherwise); and (b) an aggregate of 65,000,000 shares of Class C Common Stock in connection with the Business Combination (the “NYSE Proposal”) (Proposal No. 3).”

Supplemental Disclosure Regarding Related Figures

In connection with the revisions described above, the references in the Proxy Statement to:

•	45,000,000 shares of Class C Common Stock to be authorized by the Proposed Second A&R Charter on pages xv, 2, 8, 26, 37, 130, 154 and 253 of the Proxy Statement will be changed to 65,000,000 shares of Class C Common Stock;
•	400,000,000 shares of Class A Common Stock to be authorized by the Proposed Second A&R Charter on pages xv, 2, 8, 26, 37, 130, 154 and 253 of the Proxy Statement will be changed to 420,000,000 shares of Class A Common Stock;
•	465,000,000 shares of Common Stock to be authorized by the Proposed Second A&R Charter on pages xv, 2, 8, 26, 37, 130, 154 and 253 of the Proxy Statement will be changed to 505,000,000 shares of Common Stock;
•	500,000,000 shares of capital stock, par value $0.0001 per share, to be authorized by the Proposed Second A&R Charter on pages xv, 2, 8, 26, 37, 130, 154 and 253 will be changed to 540,000,000 shares of capital stock;
•	50,000,000 shares of Class C Common Stock to be issued in connection with the Business Combination in the Letter to Stockholders and on pages xii, xv, 1, 2, 9, 38 and 156 in the Proxy Statement will be changed to up to 65,000,000 shares of Class C Common Stock;
•	115,000,000 shares of Class A Common Stock to be issued as described in the Proxy Statement on pages xv, 1, 2, 8, 37 and 156 of the Proxy Statement will be changed to up to 138,000,000 shares of Class A Common Stock; and
•	50,000,000 shares of Class A Common stock to be reserved for issuance upon redemption of Sunlight Class EX Units (together with a corresponding number of shares of Class C Common Stock) in the Letter to Stockholders and on page xii and 156 of the Proxy Statement will be changed to up to 65,000,000 shares of Class A Common Stock.

This Supplement No. 1 should be read together with the Proxy Statement and is being made available to stockholders for informational purposes only. If you have already returned your proxy card, or voted by other means, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy for the Special Meeting and wish to revoke or change your vote, you may do so at any time before it is exercised by submitting a later-dated proxy or written revocation to the secretary of the Company mailed to: c/o Spartan Acquisition Corp. II, 9 West 57th Street, 43rd Floor, New York, New York 10019 or by attending the Special Meeting virtually and revoking your proxy and voting online.

Important Information for Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

In connection with the proposed business combination, the Company has filed a registration statement on Form S-4 (File No. 333-254589) (the “Registration Statement”) with the SEC, which includes a preliminary proxy statement/prospectus of the Company. The Registration Statement is now effective, and the definitive proxy statement/prospectus has been mailed to the stockholders of the Company. SECURITYHOLDERS OF THE COMPANY AND SUNLIGHT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS AND RELEVANT MATERIALS RELATING TO THE PROPOSED BUSINESS COMBINATION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED BUSINESS COMBINATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND THE PARTIES TO THE BUSINESS COMBINATION. Stockholders will be able to obtain free copies of the definitive proxy statement/prospectus and other documents containing important information about the Company and Sunlight once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed business combination. Sunlight and its officers and directors may also be deemed participants in such solicitation. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s definitive proxy statement/prospectus, the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the SEC on May 11, 2021 and Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed on May 21, 2021. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is set forth in the definitive proxy statement/prospectus relating to the proposed business combination.

Forward Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. All statements, other than statements of present or historical fact contained herein, regarding the proposed business combination or the Company’s and Sunlight’s ability to consummate the proposed business combination, are forward-looking statements. Forward-looking statements may generally be identified by the use of words such as “could,” “should,” “would,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “continue,” “project,” or the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company and Sunlight disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. The Company and Sunlight caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either the Company or Sunlight. In addition, the Company cautions you that the forward-looking statements contained herein are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the proposed business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against the Company or Sunlight following announcement of the proposed business combination; (iii) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of the Company, or other conditions to closing of the proposed business combination in the agreements related to the proposed business combination; (iv) the risk that the proposed business combination disrupts the Company’s or Sunlight’s current plans and operations as a result of the announcement of the proposed business combination; (v) Sunlight’s ability to realize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition and the ability of the Sunlight to grow and manage growth profitably following the proposed business combination; (vi) costs related to the proposed business combination; (vii) changes in applicable laws or regulations; and (viii) the possibility that Sunlight may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described herein, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the Company’s periodic filings with the SEC, including its Amendment No. 1 to Annual Report on Form 10-K/A filed with the SEC on May 11, 2021, its Current Reports on Form 8-K, as well as the definitive proxy statement/prospectus. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.